Exhibit 99.1

ChemoCentryx Reports Third Quarter 2018 Financial Results and Recent Highlights

— Large, controlled clinical trial of avacopan in Hidradenitis Suppurativa (HS) on track to launch in late 2018 –

— $186 million in cash and investments at September 30, 2018 —

— Received Orphan Drug Designation for CCX140 in Focal Segmental Glomerulosclerosis (FSGS) —

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., November 8, 2018 — ChemoCentryx, Inc., (Nasdaq:CCXI), today announced financial results for the third quarter ended September 30, 2018 and provided an overview of the Company’s recent corporate highlights.

“We embark now upon exciting times. Looking forward to the coming year, we have set the stage for a sequence of key top-line data readouts from multiple clinical programs; readouts which could change the treatment landscape in woefully underserved orphan diseases,” said Thomas J. Schall, Ph. D., President and Chief Executive Officer of ChemoCentryx. “We completed enrollment of our landmark ADVOCATE Phase III pivotal trial in ANCA-associated vasculitis in the third quarter, and plan to report top-line data in the fourth quarter of this coming year. We have clinical trials of avacopan in C3G and another unique asset, CCX140 in FSGS underway, and we stand on the brink of launching our definitive clinical trial of avacopan in Hidradenitis Suppurativa, our first foray into orphan dermatological disease. Our momentum grows ever stronger, enabled by a robust balance sheet that allows us to conduct multiple registration-supporting trials simultaneously.”

Recent Highlights

•	Completed enrollment of the Company’s pivotal Phase III ADVOCATE trial of avacopan for the treatment of ANCA-associated vasculitis; top line data expected in the fourth quarter of 2019.

•

Submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for the Phase IIb clinical development of avacopan in HS, a chronic and inflammatory skin disease. The Company expects to launch a comprehensive, randomized, double-blind, placebo-controlled clinical trial with avacopan in HS by the end of 2018. The study is expected to enroll approximately 390 patients with moderate to severe HS in the United States. The primary endpoint will be proportion of patients with a clinical response as assessed by the Hidradenitis Suppurativa Clinical Response (HiSCR) score compared to placebo after 12 weeks of treatment.

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Advanced the Company’s clinical trial of avacopan in patients with C3 Glomerulopathy (C3G); enrollment now at 61% of the initial cohort of 44 patients; 35% of the expanded study targeting a combined 88 patients. C3G is a rare disorder that often affects the young, requiring dialysis and often kidney transplant with relapsing disease common. There is no approved effective treatment.

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Received orphan drug designation from the FDA for CCR2 inhibitor CCX140 for the treatment of FSGS, a rare kidney disease. Clinical trials are underway in two FSGS sub-populations: nephrotic syndrome primary FSGS and sub-nephrotic primary FSGS.

•	Began active enrollment of patients with FSGS at multiple sites in the U.S. and Europe.

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Presented at the American Society of Nephrology and American College of Rheumatology annual meetings on the avacopan ADVOCATE Phase III trial design and the potential new role of CCR2 in the treatment of FSGS with the first demonstration of CCR2 presence on renal progenitor cells destined to be podocytes.

•	Maintained a very strong balance sheet with reported cash and investments of approximately $186.0 million at September 30, 2018.

Third Quarter 2018 Financial Results

Cash and investments totaled approximately $186.0 million at September 30, 2018. ChemoCentryx was cash flow positive for the nine months ended September 30, 2018 (driven by cash receipts from milestone and upfront payments and credit facility advances), and reported a net increase of $50.8 million in cash and investments for period then ended. Excluding cash receipts from milestone and upfront payments and credit facility advances, the Company utilized cash and investments of approximately $40.7 million for the first nine months of the year and expects to end 2018 with approximately $170 million.

Revenue was $9.0 million for the third quarter of 2018, consistent with the same period in 2017. Revenue recognized represents amortization of the upfront license fee commitments, milestone payments and collaboration funding from Vifor pursuant to the Avacopan Agreement, Avacopan Amendment and CCX140 Agreement.

Research and development expenses were $15.1 million for the third quarter of 2018, compared to $12.3 million for the same period in 2017. The increase from 2017 to 2018 was primarily due to the advancement of the avacopan ADVOCATE Phase III pivotal trial which completed enrollment in July 2018.

General and administrative expenses were $5.4 million for the third quarter of 2018, compared to $3.6 million for the same period in 2017. The increase from 2017 to 2018 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and increased professional fees.

Net loss for the third quarter of 2018 was $10.9 million, compared to $6.6 million for the same period in 2017.

Total shares outstanding at September 30, 2018 were approximately 50.4 million shares.

Conference Call and Webcast

The Company will host a conference call and webcast today, November 8, 2018 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 4672117. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. Avacopan is in Phase III development for the treatment of anti-neutrophil cytoplasmic auto-antibody-associated vasculitis (ANCA-associated Vasculitis). In clinical studies to date, avacopan was shown to be safe, well tolerated and provided effective control of the disease while allowing elimination of high-dose steroids, part of the current standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated Vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. Avacopan was also granted access to the European Medicines Agency’s (EMA) PRIority MEdicines (PRIME) initiative, which supports accelerated assessment of investigational therapies addressing unmet medical need.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease. The U.S. Food and Drug Administration has granted CCX140 orphan-drug designation for the treatment of FSGS.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other Inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether avacopan and CCX140 will be commercialized, whether the Company will initiate clinical development of avacopan in HS by the end of 2018 and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission(“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 12, 2018 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)
	(in thousands, except per share data)
Condensed Consolidated Statements of Operations Data:
Revenue:
Collaboration and license revenue	$8,975	$9,029	$33,543	$26,196

Total revenue	8,975	9,029	33,543	26,196
Operating expenses:
Research and development	15,135	12,315	47,636	36,614
General and administrative	5,373	3,624	14,781	12,381

Total operating expenses	20,508	15,939	62,417	48,995

Loss from operations	(11,533)	(6,910)	(28,874)	(22,799)
Total other income, net	643	350	1,693	1,003

Net loss	$(10,890)	$(6,560)	$(27,181)	$(21,796)

Basic and diluted net loss per common share	$(0.22)	$(0.13)	$(0.55)	$(0.45)

Shares used to compute basic and diluted net loss per common share	50,341	48,602	49,579	48,314

	September 30, 2018	December 31, 2017
	(unaudited)
	(in thousands)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$185,996	$135,220
Accounts receivable(1)	336	51,090
Working capital	114,739	146,893
Total assets	190,761	189,328
Accumulated deficit	(363,712)	(289,200)
Total stockholders’ equity	21,472	79,267

(1)	December 31, 2017 accounts receivable excluded the remaining $10.0 million cash commitment for the Avacopan Amendment received from Vifor in February 2018.